Exhibit 10.2

Your Name: «First» «Last»
Total No. of Stock Appreciation
Rights: «SARs»

PRGX STOCK APPRECIATION RIGHTS

AGREEMENT

PRGX GLOBAL, INC. (“PRGX”) is pleased to grant to the person signing below (“you” or “Participant”) the Stock Appreciation Rights described below (“SARs”) under the PRGX Amended and Restated 2008 Equity Incentive Plan (the “Plan”).

Grant Date:	April 27, 2016
Initial Value Per Share:	$

Vesting and Payment Schedule: Subject to the Plan and this Agreement, the SARs will become vested and payable as of June 30, 2018, provided you remain continuously employed with PRGX from the Grant Date until such time. The SARs shall not become vested and payable other than as set forth in this Agreement.

Voting and Dividend Rights: You will not have any voting or dividends rights with respect to the Shares to which your SARs relate.

The Additional Terms and Conditions and the Plan are incorporated in this Agreement by reference and contain important information about your SARs. Copies of these documents are being provided to you in connection with this Agreement. Please review them carefully and contact PRGX Human Resources if you have any questions.

Additional Terms and Conditions attached to this Agreement describe the terms of your SARs, what happens if you cease to remain employed with PRGX before your SARs become vested and payable and where to send notices; and

The Plan contains the detailed terms that govern your SARs. If anything in this Agreement or the other referenced documents is inconsistent with the Plan, the terms of the Plan, as amended from time to time, will control. All terms used herein that are not defined herein but that are defined in the Plan have the same meaning given them in the Plan.

Please sign in the space provided below, keep a copy of this Agreement for your records, and return the original to PRGX Human Resources.

Participant:	PRGX GLOBAL, INC.

By:
«First» «Last»	Name:
Your Residence Address:	Its:
«Address_1» «Address_2»
«Address_3»
«City», «State» «Zip_Code»

ADDITIONAL TERMS AND CONDITIONS OF YOUR SARs

PLAN ADMINISTRATION.

•	The Plan is administered on behalf of the Committee by the Plan administrator. The Plan administrator is responsible for assisting you with respect to your SARs and maintaining the records of the Plan. If you have questions about your SARs or how the Plan works, please contact the Plan administrator at Plan.Administrator@prgx.com or (770) 779-3309.

•	Except as provided herein and in the Plan, the SARs are non-transferable. The SARs may be transferred by will or the laws of descent and distribution and, notwithstanding the foregoing, during the Participant’s lifetime may be transferred by the Participant to any of the Participant’s “family members” (as such term is defined in the general instruction to the Form S-8 Registration Statement under the Securities Act of 1933). Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Plan administrator expressly approves the transfer. Any transferee to whom the SARs are transferred shall be bound by the same terms and conditions, including with respect to vesting and payment, that govern the SARs in the hands of the Participant; provided, however, that the transferee may not transfer the SARs except by will or the laws of descent and distribution. No right or interest of the Participant or any transferee in the SARs shall be subject to any lien, obligation or liability of the Participant or any transferee.

•	No later than fifteen (15) days after any or all of the SARs have become vested and payable, the Company will pay to the Participant in a single lump sum cash in the amount which equals the excess of (i) the Fair Market Value, as of the date on which such SARs became vested and payable, of the shares of Common Stock with respect to which such SARs have become vested and payable over (ii) the aggregate Initial Value Per Share of such SARs set forth above.

•	You may pay any applicable tax withholding (i) in cash, (ii) by certified or bank cashier’s check, or (iii) by such other medium of payment as the Plan administrator in his sole discretion may permit. The Plan administrator will determine the amount of any required tax withholding.

EFFECT OF TERMINATION OF EMPLOYMENT. If, prior to June 30, 2018 and a Change in Control, your employment with PRGX is terminated by PRGX without Cause, you terminate your employment for Good Reason, or your employment is terminated by reason of your death or Incapacity, a Pro Rata Portion of the SARs shall vest and become payable as of the termination of your employment with PRGX for any such reason. Any SARs that do not vest and become payable under such circumstances will be forfeited at that time.

If your employment with PRGX is terminated prior to June 30, 2018 and a Change of Control, other than by PRGX without Cause, by you for Good Reason, or by reason of your death or Incapacity, the SARs will be forfeited immediately upon the termination of your employment.

For purposes of this Agreement, (i) “Cause” shall have the same definition as in the Employment Agreement dated December 13, 2013, between you and the Company, as amended by that certain Amendment of Employment Agreement dated April 27, 2016 (the “Employment Agreement”); (ii) “Good Reason” shall have the same definition as in your Employment Agreement; (iii) “Incapacity” shall have the same definition as in your Employment Agreement; and (iv) “Pro Rata Portion” means a fraction, the numerator of which is the number of days after the Grant Date with respect to which you were employed continuously with PRGX until your employment with PRGX is terminated by PRGX without Cause, by you for Good Reason or by reason of your death or Incapacity, and the denominator of which is the number of days after the Grant Date through and including June 30, 2018.

CHANGE OF CONTROL. Upon the occurrence of a Change of Control prior to June 30, 2018, the SARs shall become vested and payable as of the Change of Control, provided you have remained in continuous employment with PRGX from the Grant Date until the time of the Change in Control. Accordingly, termination of your employment after the Change in Control for any reason other than by PRGX for Cause will not result in forfeiture of your SARs.

NOTICES. All notices pursuant to this Agreement will be in writing and either (i) delivered by hand, (ii) mailed by United States certified mail, return receipt requested, postage prepaid, or (iii) sent by an internationally recognized courier which maintains evidence of delivery and receipt. All notices or other communications will be directed to the following addresses (or to such other addresses as either of us may designate by notice to the other):

To the Company:	PRGX Global, Inc.
600 Galleria Parkway, Suite 100
Atlanta, GA 30339
Attention: Senior Vice President, General Counsel & Secretary

To you:	The address set forth on page 1

COMPENSATION RECOUPMENT POLICY. Notwithstanding any other provision of this Agreement, the Participant shall reimburse or return to PRGX the gross cash amounts received with respect to the settlement of the SARs, to the extent any reimbursement, recoupment or return is required under applicable law or any PRGX policy addressing compensation recoupment, as such policy may be amended from time to time.

MISCELLANEOUS.

•	The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. Failure by you or PRGX at any time or times to require performance by the other of any provisions in this Agreement will not affect the right to enforce those provisions. Any waiver by you or PRGX of any condition or the breach of any term or provision in this Agreement, whether by conduct or otherwise, in any one or more instances, shall apply only to that instance and will not be deemed to waive conditions or breaches in the future. If any court of competent jurisdiction holds that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will continue in full force and effect, and this Agreement shall be deemed to be amended automatically to exclude the offending provision. This Agreement may be executed in multiple copies and each executed copy shall be an original of this Agreement. This Agreement shall be subject to and governed by the laws of the State of Georgia. No change or modification of this Agreement shall be valid unless it is in writing and signed by the party against which enforcement is sought. This Agreement shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, executors and legal representatives of the parties hereto. The headings of each Section of this Agreement are for convenience only. This Agreement and the Plan contain the entire agreement of the parties hereto and no representation, inducement, promise, or agreement or otherwise between the parties not embodied herein shall be of any force or effect, and no party will be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein.

•	This Agreement and the SARs are intended to be exempt from Section 409A of the Code as a short-term deferral, and this Agreement shall be construed accordingly.